EXHIBIT ACODE OF ETHICS

I.

Statement of General Policy

Peregrine Capital Advisors, Inc. (the “Adviser,” “we,” or “us”) seeks to foster a reputation for integrity and professionalism.  That reputation is a vital business asset.  The confidence and trust placed in us by our clients is something that is highly valued and must be protected.  As a result, any activity that creates even the suspicion of misuse of material non-public information by the Adviser or any of our employees, which gives rise to or appears to give rise to any breach of fiduciary duty owed to our clients, or which creates any actual or potential conflict of interest between our client and the Adviser or any of our employees or even the appearance of any conflict of interest must be avoided and is prohibited. At the same time, we believe that individual investment activities by our officers and employees should not be unduly prohibited or discouraged.

SEC Rule 204A-1 requires that the Adviser adopt a code of ethics setting forth standards of conduct for us and our supervised persons (as defined below).  In addition, SEC Rule 17j-1 requires that the Adviser adopt a code of ethics containing provisions reasonably necessary to prevent access persons (as defined in SEC Rule 17j-1 of the Investment Adviser Act) from engaging in any act, practice or course of business prohibited by SEC Rule 17j-1.

Accordingly, this Code of Ethics (the “Code”) has been adopted to ensure that those who are responsible for developing or implementing our investment advice or who pass such advice on to our clients will not be able to act thereon to the disadvantage of our clients.  The Code does not purport comprehensively to cover all types of conduct or transactions which may be prohibited or regulated by the laws and regulations applicable to Adviser and persons connected with it.  It is the responsibility of each employee to conduct personal securities transactions in a manner that does not interfere with the transactions of the Adviser’s clients or otherwise take unfair advantage of such clients, and to understand the various laws applicable to such employee.  Likewise, each Supervised Person is required to report any violations of this Code promptly to the CCO.

II.

Definitions of Terms Used

“Access Person” means (i) any Supervised Person (A) who has access to nonpublic information regarding any client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any client; or (B) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic; and (ii) all members of the management committee and officers of the Adviser.

“Automatic Investment Plan” means a program, including a dividend reinvestment plan, in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

“Beneficial Ownership” or “beneficial interest” shall be interpreted in the same manner as beneficial ownership would be under SEC Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person has beneficial ownership of a security for purposes of Section 16 of that Act and the rules and regulations thereunder, which includes any interest in which a person, directly or indirectly, has or shares a direct or indirect pecuniary interest. A pecuniary interest is the opportunity, directly or indirectly, to profit or share in any profit derived from any transaction.  Each Access Person will be assumed to have a pecuniary interest, and therefore, beneficial interest in or ownership of, all securities held by the Access Person, the Access Person’s spouse, all minor children, all dependent adult children and adults sharing the same household with the Access Person (other than mere roommates) and in all accounts subject to their direct or indirect influence or control and/or through which they obtain the substantial equivalent of ownership, such as trusts in which they are a trustee or beneficiary, partnerships in which they are the general partner (except where the amount invested by the general partner is limited to an amount reasonably necessary in order to maintain the status as a general partner), corporations in which they are a controlling shareholder (except any investment Adviser, trust or similar entity registered under applicable U.S. or foreign law) or any other similar arrangement. Any questions an Access Person may have about whether an interest in a security or an account constitutes beneficial interest or ownership should be directed to the CCO.

“Considering for purchase or sale” shall mean when the portfolio manager communicates that he/she is seriously considering making such a transaction or when a recommendation to the portfolio manager to purchase or sell has been made or communicated by an analyst at the Adviser and, with respect to the analyst making the recommendation, when such analyst seriously considers making such a recommendation.

“Contemplated Security” shall mean any security that the Adviser may recommend to its clients for purchase or sale, and any security related to or connected with such security. The term security shall have the meaning set forth in Section 2(a)(36) of the 1940 Act, as amended, including any right to acquire such security, such as puts, calls, other options or rights in such securities, and securities-based futures contracts.

“Covered Security” shall mean any security, and any security related to or connected with such security.  The term security shall have the meaning set forth in Section 202(a)(18) of the Investment Advisers Act of 1940 (the “1940 Act”), as amended, including any right to acquire such security, such as puts, calls, other options or rights in such securities, and securities-based futures contracts, except that it shall not include: (1) securities which are direct obligations of the government of the United States, (2) bankers’ acceptances, bank certificates of deposit, commercial paper or high quality short-term debt instruments, including repurchase agreements, (3) shares issued by money market Funds, (4) shares issued by U.S. registered open-end investment companies except Reportable Funds, and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end Funds, none of which are Reportable Funds.

“CCO” shall mean the Chief Compliance Officer, as may be designated by the Adviser from time to time, or his or her designee.

“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, the Bank Secrecy Act as it applies to investment companies registered under the 1940 Act and investment advisers, each as may be amended or supplemented, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury, as applicable.

“Fund” means any investment Adviser registered under the 1940 Act, as amended.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not required to file reports under Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or an initial public offering under comparable foreign law.

“Investment Personnel” means any employee of the Adviser (or of any Adviser in a control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for the Adviser’s clients. Investment Personnel also includes any natural person who controls the Adviser and who obtains information concerning recommendations made to the Adviser’s clients regarding the purchase or sale of securities for such clients.

“Knowingly/Knows/Knew” means (i) actual knowledge or (ii) reason to believe but shall exclude institutional knowledge, where there is no affirmative conduct by the employee to obtain such knowledge, for example, querying the Adviser’s trading system or Investment Personnel.

“Limited Offering” means an offering that is exempt from registration under Section 4(2) or Section 4(6) of the Securities Act of 1933, as amended, or pursuant to SEC Rule 504, SEC Rule 505, or SEC Rule 506 under the Securities Act of 1933, as amended, and similar restricted offerings under comparable foreign law.

“Personal Benefit” includes any intended benefit for oneself or any other individual, Adviser, group or organization of any kind whatsoever except a benefit for a client.

“Reportable Fund” means (i) any Fund for which we serve as an investment adviser, or (ii) any Fund whose investment adviser or principal underwriter controls us, we control or is under common control with us. For purposes of this definition, “control” has the meaning given to it in Section 2(a)(9) of the 1940 Act.

“Supervised Person” means any officer, member of the management or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

III.

Compliance with Laws and Regulations

Each Supervised Person must comply with all applicable Federal Securities Laws.  Without limiting the generality of the foregoing, supervised persons shall not, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by a client:

1.

Defraud the client in any manner;

2.

Mislead the client, including by making a statement that omits material facts;

3.

Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon the client;

4.

Engage in any manipulative practice with respect to the client; or

5.

Engage in any manipulative practice with respect to securities, including price manipulation.

IV.

Gifts, Gratuities and Loans

The Firm’s policy and applicable rules and regulations prohibit payments (other than those of nominal value) to customers or employees of other firms without supervisor and CCO approval.  The Firm’s employees, supervised persons and members of their family may not accept gifts or special favors (other than of a nominal value) from any person or organization with which the Firm has a current or potential business relationship. The Firm’s policy and applicable rules and regulations also prohibit employees and supervised persons from giving payments or gifts (in excess of nominal value) to third parties, including other employees, supervised persons and persons associated with a securities exchange, financial institution, brokers, dealers or the news or financial information media without approval from the CCO.  For the purposes of this policy, nominal value shall mean one hundred dollars ($100) or less per recipient per year.  All gifts and gratuities received, and all gifts and gratuities proposed to be given, must be reported to the CCO on the Gift and Gratuity Form attached as Exhibit F.  No gifts or gratuities in excess of nominal value may be given without the CCO’s prior written approval.  The CCO shall note his/her approval by dating and initialing the Gift and Gratuity Form. The CCO shall also make and retain a log of all gifts and gratuities.

With regard to customers, suppliers and persons who have referred business to the Firm, employees and supervised persons may give gifts of nominal value that are consistent with accepted business practice, but such gifts may be given only when permitted by law and generally accepted ethical standards. In no event should gifts be given or received if public disclosure of the circumstances of such gift would embarrass the Firm or the employee or Supervised Person or alter the employee’s or Supervised Person’s performance of his or her duties.  Employees and supervised persons should note that special restrictions often apply to gifts and to entertainment of government employees, even if of nominal value.

Complete and accurate expense reports are necessary for all gifts or gratuities paid for by the Firm. Any questions concerning this policy should be directed to the CCO.

Further, supervised persons are generally prohibited from borrowing funds or securities from, or lending funds or securities to, a customer. Any exceptions to this prohibition must be approved in writing by the employee’s or Supervised Person’s supervisor and by the CCO prior to such borrowing or lending.

V.

Conflicts of Interest

If any Supervised Person is aware of a personal interest that is, or might be, in conflict with the interest of any client, that Supervised Person should disclose the situation or transaction and the nature of the conflict to the CCO for appropriate consideration. In addition, no Supervised Person may use knowledge about pending or currently considered securities transactions for clients to directly or indirectly profit personally.

Without limiting the foregoing, supervised persons who are planning to invest in or make a recommendation to invest in a security, and who have a material interest in the security or a related security, must first disclose such interest to his or her manager or the CCO.  Such manager or the CCO shall conduct an independent review of the recommendation to purchase the security for clients and written evidence of such review shall be maintained by the CCO.  Supervised persons may not fail to timely recommend a suitable security to, or purchase or sell a suitable security for, a client in order to avoid an actual or apparent conflict with a personal transaction in a security.

Participation in Initial Public Offerings and/or Limited Offerings by supervised persons is prohibited pursuant to Section VII.H.10. of the Compliance Manual.

VI.

Service as a Director

Supervised persons are prohibited from accepting any new appointment to the boards of directors of any company, whether or not its securities are publicly traded, absent prior authorization of the CCO.  In determining whether to authorize such appointment, the CCO shall consider whether the board service would be adverse to the interests of the Adviser’s clients, would interfere with or hinder the Adviser’s ability to provide recommendations to its clients, and whether adequate procedures exist to ensure isolation from those making investment decisions. No Supervised Person may participate in a decision to purchase or sell a security of any Adviser for which he/she serves as a director.

All supervised persons shall report existing board positions with for-profit corporations, business trusts or similar entities within ten (10) days of becoming a Supervised Person.  All supervised persons must notify the CCO within ten (10) days of accepting a new appointment to serve on the board of directors of any for-profit corporation, business trust or similar entity (other than energy infrastructure companies, for which prior authorization of the CCO is required).

VII.

Inside Information

U.S. securities laws and regulations, and certain foreign laws, prohibit the misuse of “inside” or “material non-public” information when trading or recommending securities.  In addition, Regulation FD prohibits certain selective disclosure of information to analysts.

Inside information obtained by any Supervised Person from any source must be kept strictly confidential. All inside information should be kept secure, and access to files and computer files containing such information should be restricted.  Persons shall not trade securities while in possession of or disclose material non-public or insider information except as may be necessary for legitimate business purposes on behalf of the Adviser as appropriate.

Questions and requests for assistance regarding insider information should be promptly directed to the CCO.

Inside information may include, but is not limited to, knowledge of pending orders or research recommendations, corporate finance activity, mergers or acquisitions, advance earnings information, clients’ securities holdings and transactions, and other material non-public information that could affect the price of a security.

A client’s identity, financial circumstances and account information is also confidential and must not be discussed with any individual whose responsibilities do not require knowledge of such information.  The Adviser has separate policies on privacy that also govern the use and disclosure of client account information.

VIII.

Restrictions on Personal Security Transactions

(a)

Access Persons may not sell to, or purchase from, any client any security or other property (except merchandise in the ordinary course of business), in which such Person has or would acquire a beneficial interest, unless such purchase or sale involves shares of a Fund, or is otherwise permitted pursuant to Section 17 of the 1940 Act.

(b)

Access Persons may only engage in the purchase and sale of shares of any Reportable Fund during the periods allowed by the policies and procedures of such Reportable Fund.  However, even within those periods, no transactions should be entered into in violation of SEC Rule 10b-5 prohibiting the use of inside information and all transactions should be carried out in compliance with Section 16 of the Securities Exchange Act of 1934 and SEC Rule 144 under the Securities Act of 1933.

(c)

Access Persons shall not discuss with or otherwise inform others of any actual or contemplated security transaction by any client except in the performance of employment duties or in an official capacity and then only for the benefit of the client, and in no event for personal benefit or for the benefit of others.

(d)

Access Persons shall not release information to dealers or brokers or others (except to those concerned with the execution and settlement of the transaction) as  to any changes in any client’s investments, proposed or in process, except: (i) upon the completion of such changes, (ii) when the disclosure results from the publication of a prospectus by a Reportable Fund, (iii) in conjunction with a regular report to shareholders of a Reportable Fund, or to any governmental authority resulting in such information becoming public knowledge, or (iv) in connection with any report to which shareholders of a Reportable Fund are entitled by reason of provisions of the articles of incorporation, bylaws, rules and regulations, contracts or similar documents governing the operations of such Adviser.

(e)

Access Persons may not use knowledge of transactions made or contemplated for any client to profit by the market effect of such transactions or otherwise engage in fraudulent conduct in connection with the purchase or sale of a security sold or acquired by any client.

(f)

No Access Person shall knowingly take advantage of an opportunity of any client for personal benefit, or take action inconsistent with such Access Person’s fiduciary obligations to the Adviser’s clients. All personal securities transactions must be consistent with this Code and Access Persons must avoid any actual or potential conflict of interest or any abuse of any Access Person’s position of trust and responsibility.

(g)

Any transaction in a Covered Security in anticipation of any client’s transaction (“front-running”) is prohibited.

(h)

No Access Person shall purchase or sell, directly or indirectly, any Covered Security which such Access Person knows that the Adviser either is purchasing or selling, or is considering for purchase or sale, for any client until either the client’s transactions have been completed or consideration of such transaction is abandoned.

(i)

When anything in this Section prohibits the purchase or sale of a security, it also prohibits the purchase or sale of any related securities, such as puts, calls, other options or rights in such securities and securities-based futures contracts and any securities convertible into or exchangeable for such security.

(j)

Any Access Person who trades in violation of this Section must unwind the trade or disgorge the profits.

IX.

Preclearance

No Access Person may buy or sell any Contemplated Security for an account beneficially owned by him without having first obtained specific permission from the CCO.  In order to gain permission to trade, a completed Preclearance Form, which can be obtained from the CCO, must be signed by at least one authorized signatory.  After a completed Preclearance Form has been approved, the transaction may be affected either internally or through an external broker.  Transaction orders must be placed within twenty-four (24) hours of the time permission to trade is granted or such shorter period as is indicated on the approved Preclearance Form.

No Access Person shall directly or indirectly acquire a beneficial interest in securities through a Limited Offering or in an Initial Public Offering without obtaining the prior consent of the CCO.  Consideration will be given to whether or not the opportunity should be reserved for the Adviser’s clients.  Such Officer will review these proposed investments on a case-by-case basis and approval may be appropriate when it is clear that conflicts are very unlikely to arise due to the nature of the opportunity for investing in the Initial Public Offering or Limited Offering.

X.

Excluded Transactions

The trading restrictions in Section VIII and the preclearance requirements of Section IX do not apply to the following types of transactions:

(a)

Transactions effected for any account over which the Access Person has no direct or indirect influence or control and which has been approved by the CCO pursuant to Section 10(f).

(b)

Non-volitional purchases and sales, such as dividend reinvestment programs or “calls” or redemption of securities.

(c)

The acquisition of securities by gift or inheritance or disposition of securities by gift to charitable organizations.

(d)

Standing orders for retirement plans provided that prior clearance is obtained before an Access Person starts, increases, decreases or stops direct debits/standing orders for retirement plans. Lump sum investments in or withdrawals from such plans must be pre-cleared on a case-by-case basis and are subject to trading restrictions.

XI.

Reporting Procedures

Access Persons shall submit to the CCO the reports set forth below.  Any report required to be filed shall not be construed as an admission by the Access Person making such report that he/she has any direct or indirect beneficial interest in the security to which the report relates.

Brokerage Accounts.  Before effecting personal transactions through an external broker, each Access Person must: (i) inform the brokerage firm of his/her affiliation with the Adviser; (ii) make arrangements for copies of confirmations to be sent to the CCO within twenty four (24) hours of each transaction; and (iii) make arrangements for the CCO to receive duplicate account statements.

Initial Holdings Report.  Each Access Person must provide an initial holdings report which includes the following information within ten (10) days of becoming an Access Person:

• The title, type of security, the exchange ticker symbol or CUSIP number (as applicable), number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

• The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

• The date that the report is submitted by the Access Person.

The information contained in the initial holdings report must be current as of a date no more than forty five (45) days prior to the date the person becomes an Access Person.

Quarterly Transaction Reports. Not later than thirty (30) days following the end of a calendar quarter, each Access Person must submit a report which includes the following information with respect to any transaction in the quarter in a Covered Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

•

The date of the transaction, the title, the exchange ticker symbol or CUSIP number, as applicable, interest rate and maturity date (if applicable), the number of shares and principal amount of each Covered Security involved;

•

The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

•

The price of the Covered Security at which the transaction was effected;

•

The name of the broker, dealer or bank with or through which the transaction was effected; and

•

The date that the report is submitted by the Access Person.

An Access Person need not make a quarterly transaction report if the report would duplicate information contained in broker trade confirmations or account statements, so long as the confirmations or account statements are received by the CCO no later than thirty (30) days after the end of the applicable quarter.

Annual Holdings Report.  Each Access Person shall submit all of the information required above annually within thirty (30) days of the end of each calendar year. The information shall be current as of a date no more than forty five (45) days before the report is submitted.

Review of Reports.  The CCO shall be responsible for identifying Access Persons, notifying them of their obligations under this Code and reviewing reports submitted by Access Persons.  The CCO will maintain the names of the persons responsible for reviewing these reports, as well as records of all reports filed pursuant to these procedures.  No person shall be permitted to review his/her own reports.  Such reports shall be reviewed by the CCO or other officer who is senior to the person submitting the report.

Exceptions from Reporting Requirements.  An Access Person need not make reports pursuant to this Section  with respect to transactions effected for, and Covered Securities held in, any account over which the Access Person has no direct or indirect influence or control. Access Persons wishing to rely on this exception must receive prior approval from the CCO.  In addition, an Access Person need not make reports with respect to transactions effected pursuant to an Automatic Investment Plan.

XII.

Administration of Code

The CCO shall be responsible for all aspects of administering this Code and for all interpretative issues arising under the Code. The CCO is responsible for considering any requests for exceptions to, or exemptions from, the Code (e.g., due to personal financial hardship). Any exceptions to, or exemptions from, the Code shall be subject to such additional procedures, reviews and reporting as may be deemed appropriate by the CCO, and shall be reported to the board of managers of the Adviser at the next regular meeting.  The CCO will take whatever action he deems necessary with respect to any officer, member of the board of managers or employee of the Adviser who violates any provision of this Code.

XIII.

Reports to Board

At least once a year, the CCO shall review the adequacy of the Code and the effectiveness of its implementation.  In addition, annually the Adviser must provide a written report to the Board of Directors of any Reportable Fund for which the Adviser serves as investment adviser that describes any issues arising under the Code since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations.  The report will also certify to the Board of Directors that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code. The Report should also include significant conflicts of interest that arose involving the Adviser’s personal investment policies, even if the conflicts have not resulted in a violation of the Code.  For example, the Adviser will report to the Board if a portfolio manager is a director of an adviser whose securities are held by the Adviser.

XIV.

Code Revisions

Any material changes to the Code will be submitted to the Board of Directors of any Reportable Fund for which the Adviser serves as investment adviser for approval within six months of such change.

XV.

Recordkeeping Requirements

The Adviser shall maintain records, at its principal place of business, of the following: a copy of each Code in effect during the past five (5) years; a record of any violation of the Code and any action taken as a result of the violation for at least five (5) years after the end of the fiscal year in which the violation occurs; a record of all written acknowledgments of receipt of the Code, and all amendments thereto, for each person who currently is, or within the past five (5) years was, a Supervised Person; a copy of each report made by Access Persons as required in this Code, including any information provided in place of the reports for at least five (5) years after the end of the fiscal year in which the report is made or the information is provided; a record of all persons required to make reports currently and during the past five (5) years; a record of all who are or were responsible for reviewing these reports during the past five (5) years; for at least five (5) years after the end of the fiscal year in which approval is granted, a record of any decision and the reasons supporting that decision, to approve an Access Person’s purchase of securities in an Initial Public Offering or a Limited Offering; and a copy of reports provided to the management committee of the Adviser regarding the Code.

XVI.

Condition of Employment or Service

All supervised persons shall conduct themselves at all times in the best interests of the Adviser. Compliance with the Code shall be a condition of employment or continued affiliation with the Adviser and conduct not in accordance shall constitute grounds for actions which may include, but are not limited to, a reprimand, a restriction on activities, disgorgement, termination of employment or removal from office.  All supervised persons shall certify upon becoming a Supervised Person and thereafter annually that they have received a copy of and read the Code, and all amendments thereto, and agree to comply in all respects with this Code and that they have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code.